EXHIBIT 5.1

January 28, 2003

Merix Corporation

1521 Poplar Lane

Forest Grove, OR 97116

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), that you have filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Act with respect to the sale of up to an additional 650,000 shares of your common stock, without par value, in an underwritten public offering, up to 600,000 of which will be sold by you (the “Additional Primary Shares”) and up to 50,000 of which will be sold by a selling shareholder (the “Additional Secondary Shares” and, together with the Additional Primary Shares, the “Additional Shares”). The Additional Shares are to be sold pursuant to the terms of an underwriting agreement (“Underwriting Agreement”), dated January 28, 2004, among you, the selling shareholder and the underwriters named therein.

We have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you and the selling shareholder in connection with the sale of the Additional Shares.

Based upon and subject to the foregoing, we are of the opinion that the Additional Primary Shares, when issued and sold, and the Additional Secondary Shares, when sold, in each case as contemplated by the Registration Statement and in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, and, as applicable, to the use of our name under “Legal matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    PERKINS COIE LLP